Exhibit 10.1

CONSENT AND WAIVER OF RIGHTS

THIS CONSENT AND WAIVER OF RIGHTS (this “Consent and Waiver”) is granted effective as of June 18, 2015, by Alpha Capital Anstalt (“Investor”). Any capitalized term used herein and not otherwise defined shall have the meaning provided in the Purchase Agreement (defined below).

W I T N E S S E T H:

WHEREAS, Investor is a party to that certain Purchase Agreement, dated as of July 22, 2013, by and between Provectus Pharmaceuticals, Inc., a Nevada corporation, now known as Provectus Biopharmaceuticals, Inc., a Delaware corporation (“Provectus”), and each of the investors who are named as Investors therein (the “Purchase Agreement”);

WHEREAS, pursuant to the terms and conditions of the Purchase Agreement, Investor has the right to buy from the Company, up to Thirty Million Dollars ($30,000,000) of shares of the Company’s common stock, $0.001 par value (the “Common Stock”). The shares of Common Stock are referred to herein as the “Purchase Shares”;

WHEREAS, Investor and Provectus wish to reduce (the “Purchase Share Reduction”) the Investor’s right to buy Purchase Shares from Thirty Million Dollars ($30,000,000) to Ten Million Dollars ($10,000,000) to allow Maxim Group, LLC (“Maxim”) to sell additional securities under the Registration Statement in connection with that certain Underwriting Agreement by and among Provectus, Maxim (as representative of the underwriters), and any additional underwriters parties thereto, dated as of June 19, 2015, pursuant to which Maxim and any underwriters represented by Maxim have committed to purchase shares of Common Stock and warrants to purchase shares of Common Stock in an underwritten offering (the “Offering”); and

WHEREAS, Investor consents to the Purchase Share Reduction, waives all rights with respect to the Purchase Shares subject to the Purchase Share Reduction, and hereby consents to the purchase and sale by Maxim (and any underwriters party to the Underwriting Agreement) of the Purchase Shares subject to the Purchase Share Reduction.

NOW THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Consent and Waiver. Investor hereby consents to the Purchase Share Reduction and waives all rights in connection therewith. Investor retains all rights with respect to, and only with respect to, Investor’s right to buy from the Company, up to Ten Million Dollars ($10,000,000) of shares of Common Stock. Investor waives any and all notice rights, solely with respect to the Purchase Share Reduction. Investor agrees to enter into any additional written agreements as may be necessary to effectuate the foregoing.

2. Binding Effect. This Waiver shall be binding upon the parties and their respective successors and assigns.

3. Governing Law. This Waiver shall be governed by and construed in accordance with the law of the State of New York.

4. Counterparts. This Consent and Waiver may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Investor and Provectus have executed this Consent and Waiver, as of the date and year first above written.

INVESTOR:

Alpha Capital Anstalt

By:	/s/ Konrad Ackermann
Name:	Konrad Ackermann
Title:	Director

AGREED AND ACCEPTED:

PROVECTUS:

Provectus Biopharmaceuticals, Inc.

By:	/s/ Peter R. Culpepper
Name:	Peter R. Culpepper
Title:	CFO & COO